EARNINGS RELEASE & SUPPLEMENTAL FINANCIAL DATA REPORT

Q1 2022

PA|C
Preferred Apartment Communities

Preferred Apartment Communities, Inc. Reports Results
for First Quarter 2022

Total Revenues
$104.9 million for Q1 2022;
down 9.4% from Q1 2021 due primarily to absence of $18.7 million of office property revenues
————————
Net Loss per Share
$(0.62) per share for Q1 2022; $0.11 per share improvement over Q1 2021
————————
Core FFO per Share*
$0.19 per share for Q1 2022 versus $0.25 per share for Q1 2021
————————
AFFO per Share*
$0.15 per share for Q1 2022 versus $0.18 per share for Q1 2021
————————
Multifamily Same Store Results*
Same-store rental and other property revenues increased 11.9% and same-store net operating income increased 15.9% for Q1 2022 versus Q1 2021
————————
Two Real Estate Loans and One Preferred Equity Investment
Closed During First Quarter 2022
Aggregate commitment amount of $48.1 million
780 multifamily units added to PAC's acquisition pipeline
————————
One Multifamily Community Acquired During First Quarter 2022
Lirio at Rafina, a 280-unit community located in Orlando, Florida
————————
PAC Enters Multifamily Development Space
PAC to develop a 262-unit community in Wilmington, North Carolina, will invest $14.8 million in equity to capitalize the project
————————
PAC Enters into a Definitive Agreement with Blackstone Real Estate Income Trust, Inc.
Cash transaction of $25 per share of Common Stock
Closing expected during Q2 2022

*Core FFO and AFFO results are per weighted-average share and Class A OP Unit outstanding. Core FFO, AFFO and same-store net operating income are non-GAAP measures that are defined beginning on page S-17.
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Atlanta, GA, May 9, 2022
    Preferred Apartment Communities, Inc. (NYSE: APTS) ("we," "our," the "Company," "Preferred Apartment Communities" or "PAC") today reported results for the quarter ended March 31, 2022. Unless otherwise indicated, all per share results are reported based on the basic weighted average shares of our common stock, par value $0.01 per share ("Common Stock"), Class A Units ("Class A Units") of the Preferred Apartment Communities Operating Partnership (our "Operating Partnership") outstanding. See Definitions of Non-GAAP Measures on page S-17.

Conference Call

    As a result of our entering into a definitive merger agreement with affiliates of Blackstone Real Estate Income Trust, Inc. ("BREIT"), we will not have a conference call to discuss our first quarter ended 2022 earnings. For more details on the merger, see our 8-K filed on February 16, 2022.

For Further Information

Paul Cullen
Executive Vice President-Investor Relations
Chief Marketing Officer
investorrelations@pacapts.com
770-818-4144

Operating Results

    Our operating results are presented below.

	Three months ended March 31,		% change
	2022	2021

Revenues (in thousands)	$104,880	$115,700	(9.4)%

Per share data:
Net loss (1)	$(0.62)	$(0.73)	—
FFO (2)	$0.05	$0.16	(68.8)%
Core FFO (2)	$0.19	$0.25	(24.0)%
AFFO (2)	$0.15	$0.18	(16.7)%
Dividends (3)	$0.175	$0.175	—

(1) Per weighted average share of Common Stock outstanding for the periods indicated.
(2) FFO, Core FFO and AFFO results are presented per basic weighted average share of Common Stock and Class A Unit in our Operating Partnership outstanding for the periods indicated. See Reconciliations of FFO Attributable to Common Stockholders and Unitholders, Core FFO and AFFO to Net Loss Attributable to Common Stockholders beginning on page S-3 and Definitions of Non-GAAP Measures beginning on page S-17.
(3) Per share of Common Stock and Class A Unit outstanding.

Financial

•Our total revenues for the quarter ended March 31, 2022 decreased approximately $10.8 million, or 9.4%, to $104.9 million from the quarter ended March 31, 2021, due primarily to the absence of revenues from the eight office properties and one real estate loan investment that we sold during the third and fourth quarters of 2021. The disposed office properties contributed approximately $18.7 million, or 16.1% of our total revenues for the quarter ended March 31, 2021.

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•Our net loss per share was $(0.62) and $(0.73) for the three-month periods ended March 31, 2022 and 2021, respectively. Funds From Operations, or FFO, was $0.05 and $0.16 per weighted average share of Common Stock and Class A Unit outstanding for the three months ended March 31, 2022 and 2021, respectively. The decline in FFO per share was driven by:

*Lower operating results following the sale of our office properties of $(0.17) per share;
*Lower cash dividend requirements on our preferred stock of $0.14 per share;
*Lower revenues from our real estate loan portfolio of $(0.10) per share;
*Merger-related costs incurred of $(0.09) per share;
*Improved property operating performance, lower interest expense and other items of $0.06 per share; and
*Deemed dividends due to calls and cash redemptions of our preferred stock of $0.05 per share.

•Our Core FFO per share decreased to $0.19 for the first quarter 2022 from $0.25 for the first quarter 2021, due to:

*Lower operating results following the sale of our office properties of $(0.17) per share;
*Lower cash dividend requirements on our preferred stock of $0.14 per share;
*Lower revenues from our real estate loan portfolio of $(0.10) per share; and
*Improved property operating performance, lower interest expense and other items of $0.06 per share.

•Our AFFO per share decreased to $0.15 for the first quarter 2022, from $0.18 for the first quarter 2021, due to:

*Lower operating results following the sale of our office properties of $(0.17) per share;
*Lower cash dividend requirements on our preferred stock of $0.14 per share;
*Lower revenues from our real estate loan portfolio of $(0.10) per share;
*Improved property operating performance, lower interest expense and other items of $0.06 per share; and
*Lower recurring capital expenditures of $0.03 per share.

•Our Core FFO payout ratio to Common Stockholders and Unitholders was approximately 102.1% and our Core FFO payout ratio to our preferred stockholders was approximately 71.4% for the first quarter 2022. (A)

•Our AFFO payout ratio to Common Stockholders and Unitholders was approximately 126.9% and our AFFO payout ratio to our preferred stockholders was approximately 75.6% for the first quarter 2022.

(A) We calculate the Core FFO and AFFO payout ratios to Common Stockholders as the ratio of Common Stock dividends and distributions to Core FFO and AFFO. We calculate the Core FFO and AFFO payout ratios to preferred stockholders as the ratio of preferred stock dividends to the sum of preferred stock dividends and Core FFO and AFFO. Since our operations resulted in a net loss from continuing operations for the periods presented, a payout ratio based on net loss is not calculable. See Definitions of Non-GAAP Measures on page S-17.

Operational

•Our multifamily communities' same-store rental and other property revenues increased 11.9%, same-store property operating expenses increased 6.3% and same-store net operating income increased 15.9% for the quarter ended March 31, 2022 versus 2021. Our same-store multifamily communities include 10,442 units, or 84.7% of our aggregate 12,322 units in our multifamily community portfolio.

•Our rental rates for our multifamily same-store properties for new and renewal leases increased 16.6% and 11.9%, respectively, and 14.1% blended for first quarter 2022 as compared to the expiring leases, excluding shorter-term leases of two months or less.

•Our rental rates for our multifamily same-store properties for new and renewal leases increased 15.7% and 11.9%, respectively, and 13.7% blended for April 2022 as compared to the expiring leases, excluding shorter-term leases of two months or less.
•As of March 31, 2022, the average age of our multifamily communities was approximately 6.6 years, which we believe is the youngest in the public multifamily REIT industry.

•As of March 31, 2022, all of our owned multifamily communities had achieved stabilization except for Lirio at Rafina, which was acquired during the first quarter 2022. We define stabilization as reaching 93% occupancy for all three months within a single quarter.

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•The average physical occupancy of our same-store multifamily communities increased to 96.3% for the three-month period ended March 31, 2022 from 95.8% for the three-month period ended March 31, 2021 but was unchanged from the three-month period ended December 31, 2021.

Financing and Capital Markets

•As of March 31, 2022, approximately 98.3% of our permanent property-level mortgage debt had fixed interest rates and approximately 0.9% had variable interest rates which are capped. We believe we are well protected against potential increases in market interest rates. Our overall weighted average interest rate for our mortgage debt portfolio was 3.37% for multifamily communities, 4.35% for our remaining office properties, 3.91% for grocery-anchored retail properties and 3.57% in the aggregate.

•During the first quarter 2022, we issued and sold an aggregate of 3,167 shares of preferred stock prior to February 10, 2022, when we ceased issuing new shares of preferred stock. We redeemed or called an aggregate of 21,189 shares of preferred stock, resulting in a net reduction of 18,022 outstanding shares of preferred stock, for a net cash outflow of approximately $17.7 million.

•During the first quarter 2022, warrants were exercised by the holders at a weighted average price of $19.68 per share and, as a result, we collected approximately $194.0 million from the issuance of an aggregate of 9,858,480 shares of Common Stock. We issued no shares of Common Stock under the 2019 ATM Offering during the first quarter 2022.

•At March 31, 2022, our leverage, as measured by the ratio of our debt to the undepreciated book value of our total assets, was approximately 55.8%.

•At March 31, 2022, we had no outstanding balance and $200.0 million available to be drawn on our revolving line of credit.

•Our outstanding shares of preferred stock have decreased since January 1, 2019, as summarized in the following chart:

Shares of Preferred Stock
	2019	2020	2021	First Quarter 2022
Issued	552,938	228,788	122,297	3,167
Redeemed by holders	(68,512)	(164,286)	(100,946)	(21,189)
Called by PAC	—	(208,786)	(320,746)	—
Net increase (decrease)	484,426	(144,284)	(299,395)	(18,022)

Total outstanding at year end	2,136,257	1,991,973	1,692,578	1,674,556

Significant Transactions
•On February 10, 2022, we amended our real estate loan investment supporting The Platform, a 551-unit multifamily community located in San Jose, California. The maturity date of the instrument was extended to August 13, 2022 and a second extension option of December 31, 2022 was added. The all-in interest rate was reduced to 9.5% per annum beginning on the original maturity date of February 13, 2022 and increases in steps each three-month period up to 11.0% per annum on November 14, 2022. As of April 30, 2022, the property's physical occupancy was 92.6%.

•On February 11, 2022, we closed on a real estate loan investment of up to approximately $16.7 million supporting a 286-unit multifamily community in the Orlando, Florida MSA.

•On February 15, 2022, we refinanced our Chestnut Farm multifamily community with permanent mortgage financing in the amount of approximately $52.3 million, which bears interest at a rate of 3.25% and matures on March 1, 2032.

•As previously announced, on February 16, 2022, we entered into an agreement and plan of merger (the “Merger Agreement”) with Pike Parent LLC (“Parent”), Pike Merger Sub I LLC (“Merger Sub I”), Pike Merger Sub II LLC (“Merger Sub II”), Pike Merger Sub III LLC (“Merger Sub III” and, together with Parent, Merger Sub I and Merger Sub II, the “Parent Parties”), the
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Operating Partnership and PAC Operations, LLC (“Operations”). The Parent Parties are affiliates of BREIT, which is an affiliate of Blackstone Inc. Pursuant to the Merger Agreement, (i) Merger Sub II will merge with and into the Operating Partnership (the “Partnership Merger”) with the Operating Partnership being the surviving entity and immediately following the consummation of the Partnership Merger, (ii) Operations will merge with and into Merger Sub III (the “Operations Merger”) with Merger Sub III being the surviving entity and immediately following the Operations Merger, (iii) the Company will merge with and into Merger Sub I (the “Company Merger” and, together with the Partnership Merger and the Operations Merger, the “Mergers”) with Merger Sub I being the surviving entity. Pursuant to the Merger Agreement, (i) each share of Common Stock that is issued and outstanding immediately prior to the Mergers will be automatically cancelled and converted into the right to receive $25.00 in cash and (ii) each share of preferred stock that is issued and outstanding immediately prior to the Mergers will be automatically cancelled and converted into the right to receive $1,000 in cash, plus any accrued but unpaid dividends, if any, to and including the closing date of the Mergers. Notwithstanding the forgoing, any shares of Common Stock or preferred stock held by the Company or any subsidiary of the Company or by the Parent Parties or any of their respective subsidiaries, if any, will no longer be outstanding and will automatically be retired and will cease to exist, and no consideration will be paid in connection with the Mergers.

The Mergers are subject to customary closing conditions, including approval by the Company’s common stockholders at a special meeting to be held on June 7, 2022. The Mergers are expected to close on the third business day after the conditions to closing are satisfied or waived, including approval of the Company’s stockholders of the Mergers. The Company can provide no assurances regarding whether the Mergers will close as expected during the second quarter of 2022, or at all. The board of directors of the Company has unanimously approved the Merger Agreement and has recommended approval of the Mergers by the Company’s common stockholders.

•On February 25, 2022, we closed on the acquisition of Lirio at Rafina, a 280-unit multifamily community located in the Orlando, Florida MSA.

•On February 28, 2022, we closed on a real estate loan investment of up to approximately $17.2 million supporting a 242-unit multifamily community in Naples, Florida.

•On March 2, 2022, we closed on a 65% interest in a $65.0 million joint venture project to develop The Helmsman, a 262-unit multifamily community to be located in Wilmington, North Carolina. This transaction represents our entry into the multifamily development space.

•On March 31, 2022, we closed on a preferred equity investment of up to approximately $14.3 million supporting The Shoals, a 252-unit multifamily community in Greenville, South Carolina. The investment will pay a fixed return of 12.0% per annum and has a term of 42 months, with a one-year extension option.

Subsequent to Quarter End

•On April 5, 2022, we sold our Champions Village grocery-anchored shopping center in Houston, Texas for $45.0 million and recorded a gain on the sale of approximately $1.9 million.

•On April 20, 2022, we sold our Sweetgrass Corner grocery-anchored shopping center in Charleston, South Carolina for $17.0 million and recorded a gain on the sale of approximately $4.3 million.

•Between April 1, 2022 and April 30, 2022, the Company issued 1,451,700 shares of Common Stock at an average price of $19.70 per share from exercises of Warrants and collected approximately $28.6 million.

•On April 12, 2022, our Vintage Horizon West real estate loan investment was repaid in full.

2022 Guidance

        Due to the pending merger with affiliates of BREIT, we are not issuing guidance at this time with respect to our 2022 financial outlook.

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Real Estate Assets

    At March 31, 2022, our portfolio of owned real estate assets and potential additions from purchase options we held from our real estate loan investments (and one multifamily development project currently under construction) consisted of:

	Owned as of March 31, 2022 (1)		Potential additions (2)		Potential total
Residential properties:
Properties	42		12		54
Units	12,332		3,639		15,971
Development properties	1	(4)	—		1
Units	—		262		262
Grocery-anchored shopping centers:
Properties	54		1		55
Gross leasable area (square feet)	6,210,778		85,500	(3)	6,296,278
Office buildings:
Properties	2		—		2
Rentable square feet	1,072,000		—		1,072,000
Land	1		—		1

(1) One multifamily community and two grocery-anchored shopping centers are owned through consolidated joint ventures. One grocery-anchored shopping center is an investment in an unconsolidated joint venture.

(2) We evaluate each project individually and we make no assurance that we will acquire any of the underlying properties from our real estate loan investment portfolio.
(3) Estimated square footage of Nexton Shopping Center development.

(4) The Helmsman, a 262-unit multifamily development, will consist of approximately 2,600 square feet of gross leasable area of ground floor retail space which is not included in the totals above for grocery-anchored shopping centers.

Same-Store Financial Data

    The following charts present same-store operating results for the Company’s multifamily communities. We define our population of same-store multifamily communities as those that have achieved occupancy at or above 93% for all three months within a single quarter ("stabilized") before the beginning of the prior year and that have been owned for at least 15 full months as of the end of the first quarter of the current year, enabling comparisons of the current year quarterly and annual reporting periods to the prior year comparative periods. The Company excludes the operating results of properties for which construction of adjacent phases has commenced and properties which are undergoing significant capital projects, have sustained significant casualty losses, or are being held for sale as of the end of the reporting period.

For the periods presented, same-store operating results consist of the operating results of the multifamily communities listed on page S-11, comprising an aggregate 10,442 units, or 84.7% of our multifamily units.

Same-store net operating income is a non-GAAP measure that is most directly comparable to net loss, as shown in the reconciliation below. See Definitions of Non-GAAP Measures on page S-17.
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Reconciliation of Net Loss to Multifamily Communities' Same-Store Net Operating Income ("NOI")

	Three months ended:
(in thousands)	3/31/2022	3/31/2021

Net loss	$(7,844)	$(2,709)
Add:
Equity stock compensation	1,223	574
Depreciation and amortization	38,161	45,827
Interest expense	23,160	26,991
General and administrative	7,842	7,539
Merger-related costs	4,913	—
Loss from unconsolidated joint venture	108	194
Management Internalization	244	245
Allowance for expected credit losses	572	522
Less:
Interest revenue on notes receivable	6,583	10,512
Interest revenue on related party notes receivable	197	405
Miscellaneous revenues	198	324
Gain on sale of real estate	—	798
Loss on sale of land	(22)	—
Loss on extinguishment of debt	(363)	—

Property net operating income	61,786	67,144
Less:
Non same-store property revenues	(45,355)	(57,498)
Add:
Non same-store property operating expenses	15,151	17,600

Same-store net operating income	$31,582	$27,246

Multifamily Communities' Same-Store NOI

	Three months ended:
(in thousands)	3/31/2022	3/31/2021	$ change	% change
Revenues:
Rental and other property revenues	$52,546	$46,961	$5,585	11.9%
Operating expenses:
Property operating and maintenance	8,358	7,746	612	7.9%
Payroll	3,697	3,574	123	3.4%
Real estate taxes and insurance	8,909	8,395	514	6.1%
Total operating expenses	20,964	19,715	1,249	6.3%

Same-store net operating income	$31,582	$27,246	$4,336	15.9%

Same-store average physical occupancy	96.3%	95.8%		0.5%

Corporate level expenses related to the management and operations of the multifamily portfolio are allocated on a per unit basis to property NOI and are included in Multifamily Same-Store NOI.

Dividends

Quarterly Dividends on Common Stock and Class A OP Units

    On February 24, 2022, our board of directors declared a quarterly dividend on our Common Stock of $0.175 per share, that was paid on April 14, 2022 to stockholders of record on March 15, 2022. In conjunction with the Common Stock dividend, our Operating Partnership declared a distribution on its Class A Units of $0.175 per unit for the first quarter 2022, which was
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paid on April 14, 2022 to all Class A Unit holders of record as of March 15, 2022. The Merger Agreement prohibits us from declaring additional dividends on our Common Stock prior to the closing of the Mergers.

Monthly Dividends on Preferred Stock

    We declared monthly dividends of $5.00 per share on our Series A Preferred Stock, which totaled approximately $21.2 million for the first quarter 2022 and represents a 6% annual yield. We declared monthly dividends of $5.00 per share on our Series A1 Preferred Stock, which totaled approximately $3.7 million for the first quarter 2022 and also represents a 6% annual yield. We declared dividends totaling approximately $1.4 million on our Series M Preferred Stock, or mShares, for the first quarter 2022. The mShares have a dividend rate that escalates from 5.75% in year one of issuance to 7.50% in year eight and thereafter. We declared dividends totaling approximately $723,000 on our Series M1 Preferred Stock for the first quarter 2022. The Series M1 Preferred Stock has a dividend rate that escalates from 6.1% in year one of issuance to 7.1% in year ten and thereafter.

Forward-Looking Statements

    “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: redemptions of Series A Preferred Stock, potential additions of properties from purchase options and rights of first offer from our real estate loan investments, development properties, goals and performance are, by definition, and certain other statements in this Earnings Release and Supplemental Financial Data Report may constitute, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance, achievements or transactions to be materially different from the results, guidance, goals, performance, achievements or transactions expressed or implied by the forward-looking statements. These statements may be identified by the use of forward-looking terminology such as "may," "trend," "will," "expects," "plans," "estimates," "anticipates," "projects," "intends," "believes," "strategy," "goals," "objectives," "outlook" and similar expressions. These risks, uncertainties and contingencies include, but are not limited to, (a) the impact of the COVID-19 pandemic, including any variants, and related federal, state and local government actions on PAC’s business operations and the economic conditions in the markets in which PAC operates; (b) PAC’s ability to mitigate the impacts arising from COVID-19 or any variants thereof; (c) risks related to the proposed acquisition by BREIT, including the possibility that the consummation of the transaction could be delayed or not completed, and the effect of the announcement or pendency of the transaction on our business; (d) PAC's ability to make distributions to its stockholders in the future and (e) those disclosed in PAC's filings with the SEC. Factors that impact such forward-looking statements include, among others, our business and investment strategy; legislative or regulatory actions; the state of the U.S. economy generally or in specific geographic areas; economic trends and economic recoveries; changes in operating costs, including real estate taxes, utilities and insurance costs; our ability to obtain and maintain debt or equity financing; financing and advance rates for our target assets; our leverage level; changes in the values of our assets; the occurrence of natural or man-made disasters; availability of attractive investment opportunities in our target markets; our ability to maintain our qualification as a real estate investment trust, or REIT, for U.S. federal income tax purposes; availability of quality personnel; our understanding of our competition and market trends in our industry; and interest rates, real estate values, the debt securities markets and the general economy.

    Except as otherwise required by the federal securities laws, we assume no liability to update the information in this Earnings Release and Supplemental Financial Data Report.

    We refer you to the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2021 that was filed with the SEC on February 28, 2022, which includes a discussion of various factors that could adversely affect our financial results. Such risk factors and information may be updated or supplemented by our Form 10-K, Form 10-Q and Form 8-K filings and other documents filed from time to time with the SEC.

COVID-19

Our percentages of rent collected remained stabilized at or near pre-pandemic levels during the first quarter 2022. While the impacts of COVID-19 and its variants are continuing, the effects on our operations have been manageable and we believe this condition will persist, barring a dramatic change in the trajectory of the pandemic. We are continuing to monitor the spread and impact of the variants of COVID-19 as well as vaccination rates in our markets.
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Table of Contents

Consolidated Statements of Operations	S-2
Reconciliations of FFO Attributable to Common Stockholders and Unitholders, Core FFO and AFFO to Net Loss Attributable to Common Stockholders	S-3
Notes to Reconciliation of FFO Attributable to Common Stockholders and Unitholders, Core FFO and AFFO to Net Loss Attributable to Common Stockholders	S-4
Consolidated Balance Sheets	S-6
Consolidated Statements of Cash Flows	S-7
Real Estate Loan Investment Portfolio	S-8
Mortgage Indebtedness	S-10
Multifamily Communities	S-11
Capital Expenditures	S-13
Grocery-Anchored Shopping Center Portfolio	S-14
Office Building Portfolio	S-16
Definitions of Non-GAAP Measures	S-17

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Preferred Apartment Communities, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three months ended March 31,
(In thousands, except per-share figures)	2022	2021
Revenues:
Rental and other property revenues	$97,902	$104,459
Interest income on loans and notes receivable	6,583	10,512
Interest income from related parties	197	405
Miscellaneous revenues	198	324

Total revenues	104,880	115,700

Operating expenses:
Property operating and maintenance	14,863	15,249
Property salary and benefits	4,655	4,821
Property management costs	792	1,105
Real estate taxes and insurance	15,806	16,140
General and administrative	7,842	7,539
Merger-related costs	4,913	—
Equity compensation to directors and executives	1,223	574
Depreciation and amortization	38,161	45,827
Allowance for expected credit losses	572	522
Management Internalization expense	244	245

Total operating expenses	89,071	92,022

Operating income before loss from unconsolidated joint
venture and gain on sale of real estate	15,809	23,678
Loss from unconsolidated joint venture	(108)	(194)
Gain on sale of real estate, net	—	798
Operating income	15,701	24,282
Interest expense	23,160	26,991
Loss on extinguishment of debt	(363)	—
Loss on sale of land	(22)	—

Net loss	(7,844)	(2,709)
Net loss attributable to non-controlling interests	30	62
Net loss attributable to the Company	(7,814)	(2,647)

Dividends to preferred stockholders	(27,033)	(33,820)
Dividends to holders of unvested restricted stock	(137)	(142)

Net loss attributable to common stockholders	$(34,984)	$(36,609)

Net loss per share of Common Stock available to
common stockholders, basic and diluted	$(0.62)	$(0.73)

Weighted average number of shares of Common Stock outstanding,
basic and diluted	56,255	50,033

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Reconciliation of FFO Attributable to Common Stockholders and Unitholders, Core FFO and AFFO
to Net Loss Attributable to Common Stockholders
		Three months ended March 31,
(In thousands, except per-share figures)		2022	2021

Net loss attributable to common stockholders (See note 1)		$(34,984)	$(36,609)

Add:	Depreciation of real estate assets	32,274	36,832
	Amortization of acquired intangible assets and deferred leasing costs	5,620	8,710
	Net loss attributable to Class A Unitholders (See note 2)	(64)	(33)
	Gain on sale of real estate	—	(798)
FFO attributable to common stockholders and Unitholders		2,846	8,102

	Acquisition and pursuit costs	100	4
	Loan cost amortization on acquisition line of credit and loan coordination fees (See note 3)	301	424
	Payment of costs related to property refinancing	363	—
	Internalization costs (See note 4)	244	245
	Corporate governance and merger-related costs	5,291	—
	Deemed dividends for redemptions of and non-cash dividends on preferred stock, plus
	expenses incurred on calls of preferred stock (See note 5)	1,682	3,827
	Expenses related to the COVID-19 global pandemic	—	54
Core FFO attributable to common stockholders and Unitholders		10,827	12,656

Add:	Non-cash equity compensation to directors and executives	1,223	574
	Non-cash income for current expected credit losses (See note 12)	240	117
	Amortization of loan closing costs (See note 6)	1,294	1,212
	Depreciation/amortization of non-real estate assets	451	444
	Net loan origination fees received (See note 7)	683	817
	Deferred interest income received (See note 8)	—	2,917
	Amortization of lease inducements (See note 9)	447	448
	Cash received in excess of (exceeded by) amortization of purchase option termination revenues (See note 10)	—	250
Less:	Non-cash loan interest income (See note 11)	(2,027)	(2,874)
	Cash paid for loan closing costs	—	(10)
	Amortization of acquired real estate intangible liabilities and straight-line rent adjustments (See note 13)	(1,604)	(3,315)
	Amortization of deferred revenues (See note 14)	(940)	(940)
	Normally recurring capital expenditures (See note 15)	(1,883)	(3,353)

AFFO attributable to common stockholders and Unitholders		$8,711	$8,943

Common Stock dividends and distributions to Unitholders declared:
	Common Stock dividends	$10,976	$8,991
	Distributions to Unitholders (See note 2)	82	96
	Total	$11,058	$9,087

Common Stock dividends and Unitholder distributions per share		$0.175	$0.175

FFO per weighted average basic share of Common Stock and Unit outstanding		$0.05	$0.16
Core FFO per weighted average basic share of Common Stock and Unit outstanding		$0.19	$0.25
AFFO per weighted average basic share of Common Stock and Unit outstanding		$0.15	$0.18

Weighted average shares of Common Stock and Units outstanding:
	Basic:
	Common Stock	56,255	50,033
	Class A Units	468	610
	Common Stock and Class A Units	56,723	50,643

	Diluted Common Stock and Class A Units (See note 16)	62,457	50,971

Actual shares of Common Stock outstanding, including 782 and 809 unvested shares
of restricted Common Stock at March 31, 2022 and 2021, respectively.		63,711	50,904
Actual Class A Units outstanding at March 31, 2022 and 2021, respectively.		526	548
	Total	64,237	51,452

See Notes to Reconciliation of FFO, Core FFO and AFFO to Net Loss Attributable to Common Stockholders on page S-4.
FIRST QUARTER 2022 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 3

Notes to Reconciliations of FFO Attributable to Common Stockholders and Unitholders, Core FFO and AFFO to
Net Loss Attributable to Common Stockholders

1)Rental and other property revenues and property operating expenses for the three months ended March 31, 2022 include activity for the properties acquired since March 31, 2021.

2)Non-controlling interests in our Operating Partnership consisted of a total of 526,128 Class A Units as of March 31, 2022. Included in this total are 419,228 Class A Units which were granted as partial consideration to the seller in conjunction with the seller's contribution to us on February 29, 2016 of the Wade Green grocery-anchored shopping center. The remaining Class A Units were awarded primarily to our key executive officers. The Class A Units are apportioned a percentage of our financial results as non-controlling interests. The weighted average ownership percentage of these holders of Class A Units was calculated to be 0.83% and 1.20% for the three-month periods ended March 31, 2022 and 2021, respectively.

3)     We paid loan coordination fees to Preferred Apartment Advisors, LLC (our "Former Manager") to reflect the administrative effort involved in arranging debt financing for acquired properties prior to the Internalization Transaction (defined in note 4 below). The fees were calculated as 0.6% of the amount of any mortgage indebtedness on newly-acquired properties or refinancing and are amortized over the lives of the respective mortgage loans. This non-cash amortization expense is an addition to FFO in the calculation of Core FFO and AFFO. At March 31, 2022, aggregate unamortized loan coordination fees were approximately $7.4 million, which will be amortized over a weighted average remaining loan life of approximately 10.1 years.

4)    This adjustment reflects the add-back of accretion of the discount on the deferred liability payable to the owners of the Former Manager and other professional fees related to the internalization of the functions performed by the Former Manager and Former Sub-Manager (the "Internalization Transaction").

5)    This additive adjustment removes the effect of deemed dividends that arise from cash calls and redemptions of preferred stock. For shares of preferred stock that are called by the Company or redeemed by the holder, the Company records a deemed dividend for the difference between the redemption of the share at its face value, net of any redemption discount, as compared to the carrying value of the share on the Company’s consolidated balance sheets. Also included in this adjustment is the adding back of expenses incurred related to effecting calls of preferred stock.

6)    We incur loan closing costs on our existing mortgage loans, which are secured on a property-by-property basis by each of our acquired real estate assets, and also for occasional amendments to our syndicated revolving line of credit with Key Bank National Association, or our Revolving Line of Credit. These loan closing costs are also amortized over the lives of the respective loans and the Revolving Line of Credit, and this non-cash amortization expense is an addition to FFO in the calculation of AFFO. Neither we nor the Operating Partnership has any recourse liability in connection with any of the mortgage loans, nor do we have any cross-collateralization arrangements with respect to the assets securing the mortgage loans, other than security interests in 49% of the equity interests of the subsidiaries owning such assets, granted in connection with our Revolving Line of Credit, which provides for full recourse liability. At March 31, 2022, unamortized loan costs on all the Company's indebtedness were approximately $28.8 million, which will be amortized over a weighted average remaining loan life of approximately 7.8 years.

7) We receive loan origination fees in conjunction with the origination of certain real estate loan investments. The total fees received are additive adjustments to Core FFO in our calculation of AFFO.

8) Over the lives of certain loans, we accrue additional interest amounts that become due to us at the time of repayment of the loan or refinancing of the property, or when the property is sold. Once received from the borrower, the amount of additional accrued interest becomes an additive adjustment to Core FFO in our calculation of AFFO.

9)    This adjustment removes the non-cash amortization of costs incurred to induce tenants to lease space in our office buildings and grocery-anchored shopping centers.

10)    Occasionally we receive fees in exchange for the termination of our purchase options related to certain multifamily communities. These fees are recorded as revenue over the period beginning on the date of termination until the earlier of (i) the maturity of the real estate loan investment and (ii) the sale of the property. The receipt of the cash termination fees are an additive adjustment in our calculation of AFFO and the removal of non-cash revenue from the recognition of the termination fees are a reduction to Core FFO in our calculation of AFFO; both of these adjustments are presented in a single net number within this line. For periods in which recognized termination fee revenues exceeded the amount of cash received, a negative adjustment is shown to Core FFO in our calculation of AFFO; for periods in which cash received exceeded the amount of recognized termination fee revenues, an additive adjustment is shown to Core FFO in our calculation of AFFO.

11) Loan origination fees (described in note 7 above) are recognized as revenue over the lives of the applicable loans as adjustments of yield using the effective interest method. Similarly, the accrual of additional interest amounts (described in note 8 above) are recognized beginning from loan inception through the repayment of the loan or the refinancing or sale of the underlying property. This adjustment removes the effect of both these types of non-cash loan interest income from Core FFO in our calculation of AFFO.

FIRST QUARTER 2022 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 4

12)    Effective January 1, 2020, we adopted ASU 2016-03, which requires us to estimate the amount of future credit losses we expect to incur over the lives of our real estate loan investments at the inception of each loan. This loss reserve may be adjusted upward or downward over the lives of our loans and therefore the aggregate net adjustment for each period could be positive (removing the non-cash effect of a net increase in aggregate loss reserves) or negative (removing the non-cash effect of a net decrease in aggregate loss reserves) in these adjustments to Core FFO in calculating AFFO.

13)    This adjustment reflects straight-line rent adjustments and the reversal of the non-cash amortization of below-market and above-market lease intangibles, which were recognized in conjunction with our acquisitions and which are amortized over the estimated average remaining lease terms from the acquisition date for multifamily communities and over the remaining lease terms for grocery-anchored shopping center assets and office buildings. At March 31, 2022, the balance of unamortized below-market lease intangibles was approximately $32.9 million, which will be recognized over a weighted average remaining lease period of approximately 8.2 years.

14)    This adjustment removes the non-cash amortization of deferred revenue recorded by us in conjunction with Company-owned lessee-funded tenant improvements in our office buildings.

15)    We deduct from Core FFO normally recurring capital expenditures that are necessary to maintain our assets’ revenue streams in the calculation of AFFO. This adjustment also deducts from Core FFO capitalized amounts for third party costs during the period to originate or renew leases in our grocery-anchored shopping centers and office buildings. This adjustment includes approximately $41,000 of recurring capitalized expenditures incurred at our corporate offices during the three-month period ended March 31, 2022. No adjustment is made in the calculation of AFFO for nonrecurring capital expenditures. See Capital Expenditures, Grocery-Anchored Shopping Center Portfolio, and Office Building Portfolio sections for definitions of these terms.

16)    Since our AFFO results are positive for the periods reflected, we are presenting recalculated diluted weighted average shares of Common Stock and Class A Units for these periods for purposes of this table, which includes the dilutive effect of common stock equivalents from grants of the Class B Units, warrants included in units of Series A Preferred Stock issued, as well as annual grants of restricted Common Stock and restricted stock units. The weighted average shares of Common Stock outstanding presented on the Consolidated Statements of Operations are the same for basic and diluted for any period for which we recorded a net loss available to common stockholders.

See Definitions of Non-GAAP Measures beginning on page S-17.

FIRST QUARTER 2022 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 5

Preferred Apartment Communities, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands, except per-share par values)	March 31, 2022	December 31, 2021
Assets
Real estate
Land	$553,900	$551,378
Building and improvements	2,745,749	2,671,535
Tenant improvements	119,989	119,331
Furniture, fixtures, and equipment	372,288	359,743
Construction in progress	11,723	5,151
Gross real estate	3,803,649	3,707,138
Less: accumulated depreciation	(611,111)	(578,496)
Net real estate	3,192,538	3,128,642
Real estate loan investments, net	210,280	196,420
Total real estate and real estate loan investments, net	3,402,818	3,325,062

Cash and cash equivalents	117,221	30,205
Restricted cash	33,474	32,675
Note receivable from related party	8,875	9,011
Accrued interest receivable on real estate loans	18,569	17,038
Acquired intangible assets, net of amortization	55,432	59,622
Tenant lease inducements, net	15,976	16,420
Investment in unconsolidated joint venture	5,884	5,992
Tenant receivables and other assets	82,023	67,343

Total assets	$3,740,272	$3,563,368

Liabilities and equity
Liabilities
Mortgage notes payable, net of deferred loan costs and mark-to-market adjustment	$2,388,772	$2,343,364
Deferred revenues	34,612	35,523
Accounts payable and accrued expenses	35,046	36,517
Deferred liability to Former Manager	24,219	24,037
Contingent liability due to Former Manager	14,564	14,631
Accrued interest payable	6,990	7,086
Dividends and partnership distributions payable	21,509	19,912
Acquired below market lease intangibles, net of amortization	32,936	34,585
Prepaid rent, security deposits and other liabilities	27,004	25,679
Total liabilities	2,585,652	2,541,334

Commitments and contingencies
Equity
Stockholders' equity
Series A Redeemable Preferred Stock, $0.01 par value per share; 3,050 shares authorized; 2,226 shares
issued; 1,302 and 1,321 shares outstanding at March 31, 2022 and December 31, 2021, respectively	13	13
Series A1 Redeemable Preferred Stock, $0.01 par value per share; up to 1,000 shares authorized; 247
shares issued; 246 shares outstanding at March 31, 2022 and December 31, 2021, respectively	2	2
Series M Redeemable Preferred Stock, $0.01 par value per share; 500 shares authorized; 106 shares issued;
83 and 84 shares outstanding at March 31, 2022 and December 31, 2021, respectively	1	1
Series M1 Redeemable Preferred Stock, $0.01 par value per share; up to 1,000 shares authorized; 47 and 43 shares
issued; 44 and 41 shares outstanding at March 31, 2022 and December 31, 2021, respectively	—	—
Common Stock, $0.01 par value per share; 400,067 shares authorized; 62,929 and 52,975 shares issued and
outstanding at March 31, 2022 and December 31, 2021, respectively	629	530
Additional paid-in capital	1,333,284	1,195,775
Accumulated (deficit) earnings	(179,814)	(172,000)
Total stockholders' equity	1,154,115	1,024,321
Non-controlling interest	505	(2,287)
Total equity	1,154,620	1,022,034

Total liabilities and equity	$3,740,272	$3,563,368

FIRST QUARTER 2022 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 6

Preferred Apartment Communities, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

(In thousands)	Three-month periods ended March 31,
	2022	2021
Operating activities:
Net loss	$(7,844)	$(2,709)
Reconciliation of net loss to net cash provided by (used in) operating activities:
Depreciation and amortization expense	38,161	45,827
Amortization of above and below market leases	(1,369)	(1,399)
Amortization of deferred revenues and other non-cash revenues	(1,449)	(1,195)
Amortization of purchase option termination fees	—	(1,229)
Amortization of equity compensation, lease incentives and other non-cash expenses	1,628	1,229
Deferred loan cost amortization	1,566	1,609
Non-cash accrued interest income on real estate loan investments	(1,531)	(2,822)
Receipt of accrued interest income on real estate loan investments	—	3,109
Gains on the sales of real estate, net	—	(798)
Losses on the sales of land and other, net	22	—
Loss from unconsolidated joint ventures	108	194
Cash received for purchase option terminations	—	1,479
Loss on extinguishment of debt	363	—
Increase in allowance for expected credit losses	572	522
Changes in operating assets and liabilities:
Decrease (increase) in tenant receivables and other assets	(3,445)	4,766
Decrease in accounts payable and accrued expenses	(429)	(2,787)
Increase in accrued interest, prepaid rents and other liabilities	1,874	2,589
Net cash provided by operating activities	28,227	48,385

Investing activities:
Investments in real estate loans, net of origination fees received	(13,605)	(18,840)
Repayments of real estate loans	—	17,925
Notes receivable repaid	—	79
Acquisition of properties	(90,203)	(289)
Disposition of properties and proceeds from land sales, net	(260)	4,798
Investment into property development	(2,718)	—
Capital improvements to real estate assets	(4,875)	(10,263)
Net cash used in investing activities	(111,661)	(6,590)

Financing activities:
Proceeds from mortgage notes	106,310	2,152
Repayment of mortgage notes	(61,745)	(10,340)
Payments for deposits and other mortgage loan costs	(589)	(285)
Payments for debt prepayment and other debt extinguishment costs	(324)	—
Proceeds from Revolving Line of Credit	185,000	105,000
Payments on Revolving Line of Credit	(185,000)	(87,000)
Proceeds from sales of Preferred Stock, net of offering costs	2,800	34,109
Payments for redemptions and calls of Preferred Stock	(19,162)	(40,018)
Proceeds from sale of Common Stock and warrant exercises	179,213	—
Common Stock dividends paid	(9,382)	(8,829)
Preferred Stock dividends and Class A Unit distributions paid	(27,118)	(33,840)
Payments for deferred offering costs	(1,143)	(1,030)
Contributions from non-controlling interests	2,625	—
Distributions to non-controlling interests	(236)	(56)
Net cash (used in) provided by financing activities	171,249	(40,137)

Net increase in cash, cash equivalents and restricted cash	87,815	1,658
Cash, cash equivalents and restricted cash, beginning of year	62,880	75,716
Cash, cash equivalents and restricted cash, end of period	$150,695	$77,374

FIRST QUARTER 2022 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 7

Real Estate Loan Investments

The following tables present details pertaining to our portfolio of fixed rate, interest-only real estate loan investments.

Project/Property	Location	Maturity date	Optional extension date	Total loan commitments	Carrying amount (1) as of		Current / deferred interest % per annum
					March 31, 2022	December 31, 2021

Multifamily communities:				(in thousands)
The Platform	San Jose, CA	8/13/2022	(2)	$137,616	$137,616	$136,061	(2)
Vintage Horizon West	Orlando, FL	10/11/2022	10/11/2024	10,900	10,038	9,828	8.5 / 5.5
Nexton	Charleston, SC	12/16/2022	N/A	6,265	6,265	6,265	(3)
Vintage Jones Franklin	Raleigh, NC	11/14/2023	5/14/2025	10,000	9,182	8,989	8.5 / 5.5
Solis Cumming Town
Center	Atlanta, GA	9/3/2024	9/3/2026	20,681	18,542	18,153	8.5 / 5.5
Hudson at Metro West	Orlando, FL	9/1/2024	3/1/2026	16,791	14,176	13,873	8.5 / 4.5
Oxford Club Drive	Atlanta, GA	2/11/2025	2/11/2027	23,150	7,513	5,551	8.5 / 4.5
Populus at Pooler	Savannah, GA	5/27/2025	5/27/2026	15,907	7,030	2,104	8.5 / 4.25
Populus at Pooler Capital	Savannah, GA	5/27/2025	5/27/2026	1,169	966	946	8.5 / 4.25
Menlo II	Jacksonville, FL	4/14/2025	4/14/2027	16,610	6,470	4,500	8.5 / 3.5
Beaver Ruin	Atlanta, GA	5/3/2025	11/3/2026	9,133	1,098	—	8.5 / 4.5
Prado	Orlando, FL	8/11/2025	8/11/2027	16,650	1,661	—	8.5 / 3.5
Altis	Naples, FL	2/27/2026	2/27/2028	17,151	—	—	8.5 / 4.25

				302,023	220,557	206,270

Preferred equity: (4)
The Shoals	Greenville, SC	3/31/2026	3/31/2027	14,284	—	—	8.5 / 3.5

				$316,307	220,557	206,270
Unamortized loan origination fees					(1,942)	(1,755)
Allowances for expected credit losses and doubtful accounts					(8,335)	(8,095)
Carrying amount					$210,280	$196,420

(1) Carrying amounts presented per loan are amounts drawn.
(2) Effective February 10, 2022, the Third Amendment to the loan agreement provided for extension options until August 13, 2022 and December 31, 2022. The interest rate was amended to 8.5% current interest and 1.0% deferred interest per annum until May 13, 2022, then 8.5% current interest and 1.5% deferred interest per annum until August 13, 2022. If the second extension option is exercised, the rate increases to 8.5% current interest and 2.0% deferred interest per annum until November 13, 2022, then 8.5% current interest and 2.5% deferred interest per annum until December 31, 2022.

(3) Loan accrues interest at 11% per annum until June 16, 2022, then 13% per annum until December 16, 2022; all interest is paid monthly.
(4) A fixed-return component of the capital stack in a multifamily community development project that is economically equivalent to our real estate loan investments, with features and terms as shown.

FIRST QUARTER 2022 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 8

We hold options or rights of first offer, but not obligations, to purchase some of the properties which are partially financed by our real estate loan investments. Option purchase prices are generally the market value of the property, as negotiated and agreed upon by the purchasing and selling parties and are derived utilizing market cap rates. As of March 31, 2022, potential property acquisitions and units from projects in our real estate loan investment portfolio consisted of:

		Total units upon		Purchase option window
Project/Property	Location	completion (1)		Begin	End

Multifamily communities
Hudson at Metro West	Orlando, FL	320		S + 90 days (2)	S + 150 days (2)
Vintage Horizon West	Orlando, FL	340	(10)	(3)	(3)
Vintage Jones Franklin	Raleigh, NC	277		(3)	(3)
Solis Cumming Town Center	Atlanta, GA	320		(4)	(4)
Club Drive	Atlanta, GA	352		(5)	(5)
Populus at Pooler	Savannah, GA	316		(6)	(6)
Menlo II	Jacksonville, FL	337		(7)	(7)
Beaver Ruin	Atlanta, GA	246		S + 90 days (8)	S + 150 days (8)
One Nexton	Charleston, SC	351		(9)	(9)
Prado	Orlando, FL	286		S + 90 days	S + 180 days
Altis	Naples, FL	242		S + 90 days (2)	S + 150 days (2)
The Shoals	Greenville, SC	252		(4)	(4)

		3,639

(1) We evaluate each project individually and we make no assurance that we will acquire any of the underlying properties from our real estate loan investment portfolio.
(2) The option period window begins and ends at the number of days indicated beyond the achievement of a 93% occupancy threshold by the underlying property.
(3) The option period window begins on the later of one year following receipt of final certificate of occupancy or 90 days beyond the achievement of a 93% occupancy threshold by the underlying property and ends 60 days beyond the option period beginning date.

(4) We hold a right of first offer on the property.
(5) The option period window begins upon the property's achievement of an 85% occupancy threshold. If we are unable to reach an agreement on the property's market value, we have a right of first offer.

(6) The option period window begins upon the property's achievement of an 80% occupancy threshold. If we are unable to reach an agreement on the property's market value, we have a right of first offer.

(7) The option period window begins either by notice from the seller upon the property's achievement of a 70% occupancy threshold or by notice from the purchaser upon the property's achievement of a 93% occupancy threshold and expires 90 days beyond either event. If we are unable to reach an agreement on the property's market value, we have a right of first offer.

(8) The option period window begins and ends at the number of days indicated beyond the achievement of an 85% occupancy threshold by the underlying property. If we are unable to reach an agreement on the property's market value, we have a right of first offer.

(9) The underlying loan is a land acquisition bridge loan that is anticipated to be converted to a real estate loan investment in the future with a purchase option or right of first offer.
(10) The purchase option was voided in conjunction with the repayment of the loan on April 12, 2022.

FIRST QUARTER 2022 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 9

Mortgage Indebtedness

    As of March 31, 2022, our mortgage note principal repayment obligations were:

Period	Future principal payments (in thousands)

2022	$54,993
2023	81,841
2024	300,318
2025	57,692
2026	339,105
2027	320,122
2028	252,544
2029	246,473
2030	357,317
2031	97,107
Thereafter	319,705

Totals	$2,427,217

FIRST QUARTER 2022 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 10

Multifamily Communities

As of March 31, 2022, our multifamily community portfolio consisted of the following properties:

				Three months ended March 31, 2022
Property	Location	Number of units	Average unit size (sq. ft.)	Average physical occupancy	Average rent per unit

Same-Store Communities:
Aldridge at Town Village	Atlanta, GA	300	969	95.7%	$1,628
Green Park	Atlanta, GA	310	985	97.1%	$1,657
Overton Rise	Atlanta, GA	294	1,018	95.0%	$1,728
Summit Crossing I	Atlanta, GA	345	1,034	97.1%	$1,435
Summit Crossing II	Atlanta, GA	140	1,100	97.1%	$1,582
The Reserve at Summit Crossing	Atlanta, GA	172	1,002	97.3%	$1,529
Avenues at Cypress	Houston, TX	240	1,170	96.4%	$1,612
Avenues at Northpointe	Houston, TX	280	1,167	94.2%	$1,540
Stone Creek	Houston, TX	246	852	95.7%	$1,241
Aster at Lely Resort	Naples, FL	308	1,071	96.4%	$1,724
Sorrel	Jacksonville, FL	290	1,048	95.6%	$1,508
Lux at Sorrel	Jacksonville, FL	265	1,025	96.4%	$1,557
Artisan at Viera	Melbourne, FL	259	1,070	96.5%	$1,842
525 Avalon Park	Orlando, FL	487	1,394	95.5%	$1,694
The Blake	Orlando, FL	281	908	96.4%	$1,601
Citi Lakes	Orlando, FL	346	984	97.4%	$1,594
Village at Baldwin Park	Orlando, FL	528	1,069	96.7%	$1,880
Parkside at the Beach	Panama City Beach, FL	288	1,041	98.8%	$1,563
Luxe at Lakewood Ranch	Sarasota, FL	280	1,105	95.0%	$1,808
Venue at Lakewood Ranch	Sarasota, FL	237	1,001	97.2%	$1,888
Crosstown Walk	Tampa, FL	342	1,070	96.6%	$1,599
Overlook at Crosstown Walk	Tampa, FL	180	986	97.6%	$1,641
Citrus Village	Tampa, FL	296	980	97.1%	$1,579
Five Oaks at Westchase	Tampa, FL	218	983	97.6%	$1,750
Horizon at Wiregrass	Tampa, FL	392	973	96.9%	$1,755
Lodge at Hidden River	Tampa, FL	300	980	96.7%	$1,623
Lenox Village	Nashville, TN	273	906	96.8%	$1,431
Regent at Lenox	Nashville, TN	18	1,072	100.0%	$1,481
Retreat at Lenox	Nashville, TN	183	773	96.9%	$1,370
CityPark View	Charlotte, NC	284	948	94.7%	$1,276
CityPark View South	Charlotte, NC	200	1,005	95.2%	$1,394
Colony at Centerpointe	Richmond, VA	255	1,149	97.5%	$1,571
Founders Village	Williamsburg, VA	247	1,070	96.2%	$1,615
Retreat at Greystone	Birmingham, AL	312	1,100	94.4%	$1,560
Vestavia Reserve	Birmingham, AL	272	1,113	95.1%	$1,721
Adara Overland Park	Kansas City, KS	260	1,116	96.4%	$1,427
Claiborne Crossing	Louisville, KY	242	1,204	95.6%	$1,448
City Vista	Pittsburgh, PA	272	1,023	94.5%	$1,541

Total/Average Same-Store Communities		10,442		96.3%
Stabilized Communities:
The Menlo	Jacksonville, FL	332	966	95.2%	$1,654
The Ellison	Atlanta, GA	250	1,064	99.1%	$1,650
Chestnut Farm	Charlotte, NC	256	995	98.6%	$1,642
Alleia at Presidio	Fort Worth, TX	231	1,022	95.7%	$1,661
The Anson	Nashville, TN	301	989	96.7%	$1,595
The Kingson	Fredericksburg, VA	240	993	95.7%	$1,739

Total/Average Stabilized Communities		1,610		96.3%
Lirio at Rafina	Orlando, FL	280	974	—	—

Total Multifamily Community Units		12,332
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    For the three-month period ended March 31, 2022, our average same-store multifamily communities' physical occupancy was 96.3%. We calculate average same-store physical occupancy for quarterly periods as the average of the number of occupied units on the 20th day of each of the trailing three months from the reporting period end date and that have been owned for at least 15 full months as of the end of the first quarter of each year. We exclude the operating results of properties for which construction of adjacent phases has commenced and properties which are undergoing significant capital projects, have sustained significant casualty losses, or are being marketed for sale as of the end of the reporting period. We believe "Same Property" information is useful as it allows both management and investors to gauge our management effectiveness via comparisons of financial and operational results between interim and annual periods for those subsets of multifamily communities owned for current and prior comparative periods.

    For the three-month period ended March 31, 2022, our average stabilized physical occupancy was 96.3%. We calculate average stabilized physical occupancy for quarterly periods as the average number of occupied units on the 20th day of each of the trailing three months from the reporting period end date. All of our multifamily communities were stabilized for the three-month period ended March 31, 2022 except Lirio at Rafina.

    For the three-month period ended March 31, 2022, our average stabilized economic occupancy was 96.1%. We define average economic occupancy as market rent reduced by vacancy losses, expressed as a percentage. All of our multifamily properties are included in these calculations except for properties which are not yet stabilized, properties which are owned for less than the entire reporting period and properties which are undergoing significant capital projects, have sustained significant casualty losses or are adding additional phases. We also exclude properties which are currently being held for sale, of which we had none within the multifamily community portfolio at March 31, 2022. Average economic occupancy is useful both to management and investors as a gauge of our effectiveness in realizing the full revenue generating potential of our multifamily communities given market rents and occupancy rates.

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Capital Expenditures

    We regularly incur capital expenditures related to our owned multifamily communities. Capital expenditures may be nonrecurring and discretionary, as part of a strategic plan intended to increase a property’s value and corresponding revenue-generating ability, or may be normally recurring and necessary to maintain the income streams and present value of a property. Certain capital expenditures may be budgeted and reserved for upon acquiring a property as initial expenditures necessary to bring a property up to our standards or to add features or amenities that we believe make the property a compelling value to prospective residents in its individual market. These budgeted nonrecurring capital expenditures in connection with an acquisition are funded from the capital source(s) for the acquisition and are not dependent upon subsequent property operating cash flows for funding.

For the three-month period ended March 31, 2022, our capital expenditures for multifamily communities consisted of:

	Capital Expenditures - Multifamily Communities
	Recurring		Non-recurring		Total
(in thousands, except per-unit figures)	Amount	Per Unit	Amount	Per Unit	Amount	Per Unit
Appliances	$227	$18.53	$—	$—	$227	$18.53
Carpets	501	40.85	—	—	501	40.85
Wood / vinyl flooring	30	2.47	121	9.83	151	12.30
Mini blinds and ceiling fans	36	2.95	—	—	36	2.95
Fire safety	—	—	79	6.44	79	6.44
HVAC	128	10.44	—	—	128	10.44
Computers, equipment, misc.	56	4.55	59	4.82	115	9.37
Elevators	—	—	20	1.60	20	1.60
Exterior painting and lighting	—	—	1,101	89.83	1,101	89.83
Leasing office and other common amenities	—	—	257	20.97	257	20.97
Major structural projects	—	—	551	44.97	551	44.97
Cabinets, countertops and unit upgrades	—	—	487	39.73	487	39.73
Landscaping and fencing	—	—	89	7.28	89	7.28
Parking lots and sidewalks	—	—	56	4.58	56	4.58
Signage and sanitation	—	—	11	0.87	11	0.87
Totals	$978	$79.79	$2,831	$230.92	$3,809	$310.71

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Grocery-Anchored Shopping Center Portfolio

As of March 31, 2022, our grocery-anchored shopping center portfolio consisted of the following properties:

Property name	Location	Year built	GLA (1)		Percent leased	Grocery anchor tenant

Castleberry-Southard	Atlanta, GA	2006	80,018		100.0%	Publix
Cherokee Plaza	Atlanta, GA	1958	102,864		100.0%	Kroger
Governors Towne Square	Atlanta, GA	2004	68,658		100.0%	Publix
Lakeland Plaza	Atlanta, GA	1990	301,711		95.5%	Sprouts
Powder Springs	Atlanta, GA	1999	77,853		98.2%	Publix
Rockbridge Village	Atlanta, GA	2005	102,432		91.4%	Kroger
Roswell Wieuca Shopping Center	Atlanta, GA	2007	74,370		97.8%	The Fresh Market
Royal Lakes Marketplace	Atlanta, GA	2008	119,493		97.7%	Kroger
Sandy Plains Exchange	Atlanta, GA	1997	72,784		100.0%	Publix
Summit Point	Atlanta, GA	2004	111,970		89.2%	Publix
Thompson Bridge Commons	Atlanta, GA	2001	92,587		96.2%	Kroger
Wade Green Village	Atlanta, GA	1993	74,978		94.5%	Publix
Woodmont Village	Atlanta, GA	2002	85,639		100.0%	Kroger
Woodstock Crossing	Atlanta, GA	1994	66,122		98.5%	Kroger
East Gate Shopping Center	Augusta, GA	1995	75,716		93.7%	Publix
Fury's Ferry	Augusta, GA	1996	70,458		98.6%	Publix
Parkway Centre	Columbus, GA	1999	53,088		97.7%	Publix
Greensboro Village	Nashville, TN	2005	70,203		98.3%	Publix
Spring Hill Plaza	Nashville, TN	2005	66,693		100.0%	Publix
Parkway Town Centre	Nashville, TN	2005	65,587		100.0%	Publix
The Market at Salem Cove	Nashville, TN	2010	62,356		100.0%	Publix
The Market at Victory Village	Nashville, TN	2007	71,300		100.0%	Publix
The Overlook at Hamilton Place	Chattanooga, TN	1992	213,095		99.5%	The Fresh Market
Shoppes of Parkland	Miami-Ft. Lauderdale, FL	2000	145,720		98.6%	BJ's Wholesale Club
Crossroads Market	Naples, FL	1993	126,895		100.0%	Publix
Neapolitan Way (2)	Naples, FL	1985	137,580		97.5%	Publix
Berry Town Center	Orlando, FL	2003	99,441		89.9%	Publix
Deltona Landings	Orlando, FL	1999	59,966		94.8%	Publix
University Palms	Orlando, FL	1993	99,172		100.0%	Publix
Disston Plaza	Tampa-St Petersburg, FL	1954	129,150		96.6%	Publix
Barclay Crossing	Tampa, FL	1998	54,958		100.0%	Publix
Polo Grounds Mall	West Palm Beach, FL	1966	130,285		97.3%	Publix
Kingwood Glen	Houston, TX	1998	103,397		97.1%	Kroger
Independence Square	Dallas, TX	1977	140,218		92.6%	Tom Thumb
Midway Market	Dallas, TX	2002	85,599		94.9%	Kroger
Oak Park Village	San Antonio, TX	1970	64,855		100.0%	H.E.B.
Irmo Station	Columbia, SC	1980	99,384		89.0%	Kroger
Rosewood Shopping Center	Columbia, SC	2002	36,887		93.5%	Publix
Anderson Central	Greenville Spartanburg, SC	1999	223,211		95.6%	Walmart
Fairview Market	Greenville Spartanburg, SC	1998	46,303		100.0%	Aldi
Brawley Commons	Charlotte, NC	1997	122,028		98.6%	Publix
West Town Market	Charlotte, NC	2004	67,883		100.0%	Harris Teeter
Heritage Station	Raleigh, NC	2004	72,946		97.9%	Harris Teeter
Maynard Crossing	Raleigh, NC	1996	122,781		86.8%	Harris Teeter
Wakefield Crossing	Raleigh, NC	2001	75,927		98.2%	Food Lion
Southgate Village	Birmingham, AL	1988	75,092		96.8%	Publix
Hollymead Town Center	Charlottesville, VA	2005	158,807		90.5%	Harris Teeter
Free State Shopping Center	Washington, D.C.	1970	264,152		87.6%	Giant

			4,922,612		96.0%
Redevelopment Properties:
Champions Village	Houston, TX	1973	383,346		64.9%	Randalls
Sweetgrass Corner	Charleston, SC	1999	89,124		32.9%	—
Conway Plaza	Orlando, FL	1966	117,705		80.6%	Publix
Hanover Center (3)	Wilmington, NC	1954	305,346		79.8%	Harris Teeter
Gayton Crossing	Richmond, VA	1983	160,816	(4)	74.2%	Kroger
Fairfield Shopping Center (3)	Virginia Beach, VA	1985	231,829		83.0%	Food Lion

			1,288,166		72.1%

			6,210,778		91.0%

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(1) Gross leasable area, or GLA, represents the total amount of property square footage that can be leased to tenants.
(2) Investment in an unconsolidated joint venture that is not prorated for our ownership percentage.
(3) Property is owned through a consolidated joint venture.
(4) The GLA figure shown excludes the GLA of the Kroger store, which is owned by others.

    As of March 31, 2022, our grocery-anchored shopping center portfolio was 91.0% leased (96.0% excluding redevelopment properties). We define percent leased as the percentage of gross leasable area that is leased as of the period end date, including non-cancelable lease agreements that have been signed which have not yet commenced. This metric is used by management to gauge the extent to which our grocery-anchored shopping centers are delivering their total potential rental and other revenues.

    Details regarding lease expirations (assuming no exercises of tenant renewal options) within our grocery-anchored shopping center portfolio as of March 31, 2022 were:

	Totals
	Number of leases	Leased GLA	Percent of leased GLA

Month to month	22	65,031	1.2%
2022	113	318,146	5.6%
2023	147	614,369	10.9%
2024	149	1,142,969	20.2%
2025	133	943,070	16.7%
2026	129	560,981	9.9%
2027	91	462,094	8.2%
2028	32	404,649	7.2%
2029	30	249,842	4.4%
2030	18	185,300	3.3%
2031	24	259,613	4.6%
2032 +	31	442,570	7.8%

Total	919	5,648,634	100.0%

    Our grocery-anchored shopping center portfolio contained the following anchor tenants as of March 31, 2022:

Tenant	GLA	Percent of total GLA
Publix	1,179,030	19.0%
Kroger	581,593	9.4%
Harris Teeter	273,273	4.4%
Wal-Mart	183,211	2.9%
BJ's Wholesale Club	108,532	1.7%
Food Lion	76,523	1.2%
Giant	73,149	1.2%
Randall's	61,604	1.0%
H.E.B	54,844	0.9%
Tom Thumb	43,600	0.7%
The Fresh Market	43,321	0.7%
Sprouts	29,855	0.5%
Aldi	23,622	0.4%

Total	2,732,157	44.0%

    Our Quarterly Report on Form 10-Q for the period ended March 31, 2022 will present income statements of New Market Properties, LLC within the Results of Operations section of Management's Discussion and Analysis of Financial Condition and Results of Operations.
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    Second-generation capital expenditures within our grocery-anchored shopping center portfolio by property for the first quarter 2022 totaled approximately $713,000. Second-generation capital expenditures exclude those expenditures made in our grocery-anchored shopping center and office building portfolios (i) to lease space to "first generation" tenants (i.e. leasing capital for existing vacancies and known move-outs at the time of acquisition), (ii) to bring recently acquired properties up to our ownership standards, and (iii) for property redevelopments and repositioning.

Office Building Portfolio

    As of March 31, 2022, our office building portfolio consisted of the following properties:

Property Name	Location	GLA	Percent leased
Three Ravinia	Atlanta, GA	814,000	93%
Westridge at La Cantera	San Antonio, TX	258,000	100%

Total/Average		1,072,000	95%

As of March 31, 2022, our office building portfolio included the following significant tenants:

	Rentable square footage	Percent of Annual Base Rent	Annual Base Rent (in thousands)
InterContinental Hotels Group	467,000	44.8%	$11,429
USAA	129,000	13.1%	3,357
Vericast	129,000	12.2%	3,102
Hapag Lloyd	127,000	17.5%	4,455
Lease Query	53,000	3.8%	968

Total	905,000	91.4%	$23,311

    We define Annual Base Rent as the current monthly base rent annualized under the respective leases.

    As of March 31, 2022, the leased square footage of our office building portfolio expires according to the following schedule:

		Percent of
Year of lease expiration	Rented square	rented
	feet	square feet
2022	—	—
2023	8,000	0.8%
2024	5,000	0.5%
2025	53,000	5.3%
2026	—	—
2027	329,000	33.0%
2028	—	—
2029	—	—
2030	—	—
2031	467,000	46.8%
2032 +	136,000	13.6%

Total	998,000	100.0%

    The Company recognized second-generation capital expenditures within its office building portfolio of approximately $151,000 during the first quarter 2022.

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Definitions of Non-GAAP Measures

    We disclose FFO, Core FFO, AFFO and NOI, each of which meets the definition of a “non-GAAP financial measure”, as set forth in Item 10(e) of Regulation S-K promulgated by the SEC. As a result we are required to include in this filing a statement of why the Company believes that presentation of these measures provides useful information to investors. The non-GAAP measures of FFO, Core FFO, AFFO and NOI should be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance, and we believe that to understand our performance further FFO, Core FFO, AFFO and NOI should be compared with our reported net income or net loss and considered in addition to cash flows in accordance with GAAP, as presented in our consolidated financial statements. FFO, Core FFO and AFFO are not considered measures of liquidity and are not alternatives to measures calculated under GAAP.

Funds From Operations Attributable to Common Stockholders and Unitholders (“FFO”)

    FFO is one of the most commonly utilized Non-GAAP measures currently in practice. In its 2002 “White Paper on Funds From Operations,” which was restated in 2018, the National Association of Real Estate Investment Trusts, or NAREIT, standardized the definition of how net income/loss should be adjusted to arrive at FFO, in the interests of uniformity and comparability. We have adopted the NAREIT definition for computing FFO as a meaningful supplemental gauge of our operating results, and as is most often presented by other REIT industry participants.

    The NAREIT definition of FFO (and the one reported by the Company) is:

Net income/loss, excluding:
•depreciation and amortization related to real estate;
•gains and losses from the sale of certain real estate assets;
•gains and losses from change in control; and
•impairment writedowns of certain real estate assets and investments in entities where the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity.

    Not all companies necessarily utilize the standardized NAREIT definition of FFO, so caution should be taken in comparing our reported FFO results to those of other companies. Our FFO results are comparable to the FFO results of other companies that follow the NAREIT definition of FFO and report these figures on that basis. FFO is a non-GAAP measure that is reconciled to its most comparable GAAP measure, net income/loss available to common stockholders.

Core Funds From Operations Attributable to Common Stockholders and Unitholders (“Core FFO”)

    We make adjustments to FFO to remove costs incurred and revenues recorded that are singular in nature and outside our normal operations and portray our primary operational results. We calculate Core FFO as:

FFO, plus:
• acquisition and pursuit (dead deal) costs;
• loan cost amortization on acquisition line of credit and loan coordination fees;
• losses on debt extinguishments or refinancing costs;
• Internalization costs;
• Corporate governance and merger-related costs;
• expenses incurred on calls of preferred stock;
• deemed dividends for redemptions of and non-cash dividends on preferred stock; and
• expenses related to the COVID-19 global pandemic;

Less:
• earnest money forfeitures by prospective asset purchasers.

Core FFO figures reported by us may not be comparable to Core FFO figures reported by other companies. We utilize Core FFO as a supplemental measure of the operating performance of our portfolio of real estate assets. We believe Core FFO is useful to investors as a supplemental gauge of our operating performance and may be useful in comparing our operating
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performance with other real estate companies. Since our calculation of Core FFO removes costs incurred and revenues recorded that are often singular in nature and outside our normal operations, we believe it improves comparability to investors in assessing our core operating results across periods. Core FFO is a non-GAAP measure that is reconciled to its most comparable GAAP measure, net income/loss available to common stockholders.

Adjusted Funds From Operations Attributable to Common Stockholders and Unitholders (“AFFO”)

    AFFO makes further adjustments to Core FFO results in order to arrive at a more refined measure of operating and financial performance. There is no industry standard definition of AFFO and practice is divergent across the industry. We calculate AFFO as:

Core FFO, plus:
• non-cash equity compensation to directors and executives;
• non-cash (income) expense for current expected credit losses;
• amortization of loan closing costs;
• depreciation and amortization of non-real estate assets;
• net loan origination fees received;
• deferred interest income received;
• amortization of lease inducements;
• cash received in excess of (exceeded by) amortization of purchase option termination revenues;
• non-cash dividends on Series M1 Preferred Stock and mShares; and
• earnest money forfeiture from prospective asset purchaser;

Less:
• non-cash loan interest income;
• cash paid for loan closing costs;
• amortization of straight-line rent adjustments and acquired real estate intangible assets and/or liabilities;
• amortization of deferred revenues; and
• normally-recurring capital expenditures and capitalized second generation leasing costs.

    AFFO figures reported by us may not be comparable to those AFFO figures reported by other companies. We utilize AFFO as another measure of the operating performance of our portfolio of real estate assets. We believe AFFO is useful to investors as a supplemental gauge of our operating performance and may be useful in comparing our operating performance with other real estate companies. Since our calculation of AFFO removes other significant non-cash charges and revenues and other costs which are not representative of our ongoing business operations, we believe it improves comparability to investors in assessing our core operating results across periods. AFFO is a non-GAAP measure that is reconciled to its most comparable GAAP measure, net income/loss available to common stockholders. FFO, Core FFO and AFFO are not considered measures of liquidity and are not alternatives to measures calculated under GAAP.

Same-Store Net Operating Income (“NOI”)

    We use same-store NOI as an operational metric for our same-store multifamily communities, enabling comparisons of those properties’ operating results between the current reporting period and the prior year comparative period. We define our population of same-store multifamily communities as those that are stabilized and that have been owned for at least 15 full months as of the end of the first quarter of each year, and exclude the operating results of properties for which construction of adjacent phases has commenced and properties which are undergoing significant capital projects, have sustained significant casualty losses, or are being marketed for sale as of the end of the reporting period. We define NOI as rental and other property revenues, less total property and maintenance expenses, property management fees, real estate taxes, general and administrative expenses, and property insurance. We believe that NOI is an important supplemental measure of operating performance for REITs because it provides measures of core operations, rather than factoring in depreciation and amortization, financing costs, acquisition costs, and other corporate expenses. NOI is a widely utilized measure of comparative operating performance in the REIT industry, but is not a substitute for the most comparable GAAP-compliant measure, net income/loss.

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About Preferred Apartment Communities, Inc.

    Preferred Apartment Communities, Inc. (NYSE: APTS) is a real estate investment trust engaged primarily in the ownership and operation of Class A multifamily properties, with select investments in grocery-anchored shopping centers. Preferred Apartment Communities’ investment objective is to generate attractive, stable returns for stockholders by investing in income-producing properties and acquiring or originating real estate loans. As of March 31, 2022, the Company owned or was invested in 113 properties in 13 states, predominantly in the Southeast region of the United States.

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